                                                                     EXHIBIT 99


FOR IMMEDIATE RELEASE                            CONTACT:  Jim Bauer
                                                           Investor Relations
                                                           (678) 473-2647
                                                           jim.bauer@arrisi.com


                         ARRIS ANNOUNCES FIRST QUARTER
                                  2004 RESULTS

SUWANEE, GA. (APRIL 21, 2004) ARRIS (NASDAQ:ARRS), a global telecommunications technology leader, today announced financial results for the first quarter 2004, in line with prior financial guidance.

FINANCIAL HIGHLIGHTS:

         - Revenues for the first quarter of 2004 were $111.6 million, up $20.3 million as compared to $91.3 million in the first quarter 2003.

         - Net income (loss) per share for the first quarter was $(0.24). Excluding the items detailed below (a non-GAAP measure), net income (loss) per share for the first quarter was $0.02.

         - Gross margins were 32.5% as compared to 27.1% in first quarter 2003.

         - Cash on hand at the end of the quarter was $97.2 million, up $12.3 million from the fourth quarter 2003.

         - During the quarter the Company called $50 million of its Convertible Notes due 2008, which were converted to common stock prior to the redemption date.

FINANCIAL DETAILS:

Revenues for the first quarter 2004 were $111.6 million with net income (loss) per share of $(0.24) and were within the range of revenue and earnings guidance which the Company provided on February 4, 2004.

On a U.S. GAAP basis, net income (loss) was $(18.7) million or $(0.24) per share in the first quarter 2004 as compared to $3.4 million or $0.04 per share in the first quarter 2003 (which included a gain of $0.34 per share related to the debt retirement of the Nortel Networks' membership interest), and compared to $(8.4) million or $(0.11) per share in the fourth quarter 2003. Included in the first quarter net income (loss) per share were: 1) amortization of intangibles of $(0.11), 2) an interest make-whole payment, which was made using common stock, associated with the $50 million redemption of Convertible Notes of $(0.06), 3) an $(0.08) charge related to the previously announced consolidation of facilities in Atlanta, and 4) the write-down to market of an investment, severance costs, and partial recovery with respect to amounts previously written off associated with an Argentinean customer aggregating to $(0.01). Excluding these items, the net income (loss) in the first quarter was $0.02 per share.

Broadband revenue of $72.1 million in the first quarter 2004 was up $11.3 million or 18.7% as compared to the first quarter 2003, and down $15.2 million from the fourth quarter 2003 level of $87.3 million. Supplies product revenue of $39.5 million in the first quarter 2004 was up $8.9 million or 29.2% over first quarter 2003 revenue of $30.6 million, and down $1.0 million from $40.5 million in the fourth quarter 2003. International sales were $24.8 million in the first quarter 2004 as compared to $18.7 million in the first quarter 2003 and $28.1 million in the fourth quarter 2003. Sales to Comcast were $27.7 million in the first quarter 2004 as compared to $23.6 million in the first quarter 2003 and $41.0 million in the fourth quarter 2003. Backlog at the end of the first quarter 2004 was $69.8 million, as compared to $56.1 million at the end of the first quarter 2003 and $53.0 million at the end of the fourth quarter 2003. Bookings in the first quarter 2004 were $128.4 million as compared to $102.9 million in the first quarter 2003 and $121.2 million in the fourth quarter 2003. The book-to-bill ratio in the first quarter 2004 was approximately 1.15 as compared to 1.13 in the first quarter 2003 and 0.95 in the fourth quarter 2003.

Gross margins of 32.5% during the first quarter 2004 were up over 500 basis points, as compared to 27.1% during the first quarter 2003, and down approximately 70 basis points as compared to 33.2% during the fourth quarter 2003, primarily the result of a shift in product mix during the quarter. Broadband gross margins were approximately 41.6% in the first quarter 2004 as compared to 33.1% in the first quarter 2003 and 43.3% in the fourth quarter 2003. Supplies gross margins were 15.9% in the first quarter 2004 as compared to 15.1% in the first quarter 2003 and 11.6% in the fourth quarter 2003.

Operating expenses (excluding amortization of intangibles) were $39.9 million for the quarter, which included $6.2 million for the facilities consolidation and $0.5 million for severance. Excluding these items, operating expenses were $33.2 million in the first quarter. This compares to $36.6 million for the fourth quarter 2003, which included $3.0 million of litigation related charges, $1.0 million of restructuring, severance, lease termination costs, and a $1.5 million gain related to the sale of its Cabovisao accounts receivable. Excluding these items, operating expenses were $34.1 million in the fourth quarter 2003. Research and development expenses included in operating expenses were $16.2 million the first quarter 2004 and compare to $15.4 million in the fourth quarter 2003 and $14.9 million in the first quarter 2003.

The Company ended the first quarter with $97.2 million of cash on hand, up from the fourth quarter 2003 level of $84.9 million. Approximately $7.8 million of cash was generated from operating activities in the first quarter. Inventory levels and turns for the first quarter 2004 were $73.4 million and 4.0, respectively, as compared to $104.3 million and 2.6, respectively, for the first quarter 2003 and $78.6 million and 3.9, respectively, for the fourth quarter 2003. Accounts receivable ended the first quarter

2004 at $57.9 million with DSOs of 47, and compares to $69.6 million and DSOs of 75 at the end of the first quarter 2003 and $56.3 million and DSOs of 42 at the end of the fourth quarter 2003. The Company ended the quarter with no short-term bank debt.

The Company called for redemption of $50 million of its Convertible Notes due 2008, which were converted to shares of common stock prior to the redemption date, leaving $75 million outstanding. The notes were converted into approximately 10.5 million common shares. The Company recorded a charge of $4.4 million for an interest make-whole payment due under the indenture's terms for redemptions.

"Performance during the quarter was generally in line with our expectations and I am encouraged by our order backlog as we entered the second quarter. We continue to be very optimistic about the implementation of new VoIP services by our customers both domestically and internationally," said Bob Stanzione, ARRIS Chairman & CEO. "Customer acceptance of our CMTS product line moved us into first place in CMTS sales in North America in the fourth quarter of 2003 and positions us well for future next-generation high-speed data and VoIP deployments around the world. Our market successes coupled with the recent CableLabs DOCSIS 2.0 and PacketCable(TM) 1.0 certification of our Touchstone(R) Telephony Modem 402P makes me very confident about our ability to continue to grow this important part of our business."

During the quarter the Company announced that it had received orders from Charter Communications for its Cadant(R) C4 CMTS and G2 IMS Management Platform for use in expansion of Charter's VoIP system deployments. The Company also announced that its customers worldwide had installed over four million lines of its market leading Cornerstone(R) cable telephony equipment, and as of the end of March 2004 had purchased capacity for approximately 18 million lines.

"Revenues for the second quarter of 2004 are expected to be in the range of $113 to $125 million with net income (loss) per share, on a U.S. GAAP basis, in the range of $(0.09) to $(0.04) inclusive of amortization of intangibles of approximately $(0.10) per share," said David Potts, ARRIS EVP & CFO. "We anticipate continued demand for our products as our customers implement their new data and voice services over the next several quarters and we also are optimistic about new product opportunities in the coming periods."

ARRIS management will conduct a conference call at 8:30 am EST on Thursday, April 22, 2004 to discuss these results in detail. You may participate in this conference call by dialing 877-691-0879 prior to the start of the call and providing the ARRIS Group Inc. name and Jim Bauer, as the moderator. Please note that ARRIS will not accept any calls related to this earnings release during the period between the release after market close on April 21, 2004 and the completion of the scheduled conference call on April 22, 2004. A replay of the conference call can be accessed through Tuesday, April 27, 2004 by dialing 877-519-4471 and using the PIN #4672802. A replay also will be made available for a period of 12 months following the conference call on ARRIS' website at www.arrisi.com.

ARRIS provides broadband local access networks with innovative next generation high-speed data and telephony systems for the delivery of voice, video and data to the home and business. ARRIS complete solutions enhance the reliability and value of converged services from the network to the subscriber. Headquartered in Suwanee, Georgia, USA, ARRIS has design, engineering, distribution, service and sales office locations throughout the world. Information about ARRIS' products and services is found at www.arrisi.com.

Forward-looking statements:

Statements made in this press release, including those related to:

         -        second quarter 2004 revenues and net income (loss);

         -        the general market outlook and acceptance of ARRIS products;
                  and

         - the timing of implementation of new services by ARRIS customers are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,

         - projected results for the second quarter of 2004 as well as the general outlook for 2004 and beyond are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management's control;

         - because the market in which ARRIS operates is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption; and

         - several of the substantial participants in our industry, including some of our customers, are in a weakened financial condition which could directly or indirectly cause a reduced demand for our products or other unexpected consequences, additionally, we cannot be certain if or when the general uncertainty in our industry will stabilize or improve.

In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of ARRIS to react to changes in general industry and market conditions including regulatory developments; rights to intellectual property, market trends and the adoption of industry standards; and consolidations within the telecommunications industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company's business. Additional information regarding these and other factors can be found in ARRIS' reports filed with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update publicly or otherwise any forward-looking statements, whether as a result of new information, future events or otherwise.


                                    # # # #

                               ARRIS GROUP, INC.
                          Consolidated Balance Sheets
                                 (in thousands)


                                              MARCH 31         DECEMBER 31       SEPTEMBER 30        JUNE 30           MARCH 31
                                                2004              2003              2003               2003             2003
                                             (UNAUDITED)                         (UNAUDITED)       (UNAUDITED)       (UNAUDITED)
                                             -----------       -----------       ------------      -----------       -----------

ASSETS

Current assets:
  Cash and cash equivalents                   $  97,197         $  84,882         $  59,981         $  67,217         $  76,543
  Restricted cash                                 9,520             6,135                --                --                --
  Accounts receivable, net                       57,862            56,344            61,627            55,157            69,553
  Other receivables                               1,324             1,280             1,410             1,289             1,919
  Inventories                                    73,399            78,562            95,009           105,980           104,331
  Investment held for resale                         --                --                --               103               160
  Other current assets                           10,351             7,900            10,584             9,643            12,198
                                              ---------         ---------         ---------         ---------         ---------

     Total current assets                       249,653           235,103           228,611           239,389           264,704

Property, plant and equipment, net               23,148            25,376            27,177            28,093            30,210
Goodwill                                        150,569           150,569           150,569           150,569           151,253
Intangibles                                      21,440            30,362            41,144            48,054            56,794
Investments                                       4,656             5,504             5,296             5,989             7,333
Other assets                                      2,973             4,945             8,895             9,723            11,702
                                              ---------         ---------         ---------         ---------         ---------

                                              $ 452,439         $ 451,859         $ 461,692         $ 481,817         $ 521,996
                                              =========         =========         =========         =========         =========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                            $  32,492         $  24,293         $  25,752         $  28,807         $  29,343
  Accrued compensation, benefits and
    related taxes                                 5,273             4,267             4,310             4,657             5,098
  Accounts payable and accrued
    expenses - Nortel                                --                96               140               427               540
  Current portion of long-term debt                 902             1,073             1,060               184            11,755
  Current portion of capital lease
    obligations                                       6                14                22             1,171             1,415
  Other accrued liabilities                      34,378            34,683            36,335            39,828            39,513
                                              ---------         ---------         ---------         ---------         ---------

     Total current liabilities                   73,051            64,426            67,619            75,074            87,664

Capital lease obligations, net
  of current portion                                 --                --                --               139               337
Long-term debt, net of current portion           75,000           125,092           125,365           125,000           125,028
Other long-term liabilities                      13,404            12,960            12,637            12,530            11,816
                                              ---------         ---------         ---------         ---------         ---------

     Total liabilities                          161,455           202,478           205,621           212,743           224,845

Stockholders' equity:
  Preferred stock                                    --                --                --                --                --
  Common stock                                      887               773               774               757               758
  Capital in excess of par value                645,676           586,008           586,107           577,592           578,397
  Unearned compensation                          (7,598)           (8,104)           (9,362)           (2,397)           (3,328)
  Unrealized holding gain (loss) on
    marketable securities                           781               771               132                90               445
  Unfunded pension losses                        (1,293)           (1,293)           (1,219)           (1,219)           (1,219)
  Retained earnings                            (347,298)         (328,642)         (320,245)         (305,652)         (277,883)
  Cumulative translation adjustments               (171)             (132)             (116)              (97)              (19)
                                              ---------         ---------         ---------         ---------         ---------

     Total stockholders' equity                 290,984           249,381           256,071           269,074           297,151
                                              ---------         ---------         ---------         ---------         ---------

                                              $ 452,439         $ 451,859         $ 461,692         $ 481,817         $ 521,996
                                              =========         =========         =========         =========         =========

                               ARRIS GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (in thousands, except share data)


                                                                             THREE MONTHS ENDED
                                                                                  MARCH 31,
                                                                       ---------------------------------
                                                                          2004                  2003
                                                                       (UNAUDITED)           (UNAUDITED)
                                                                       -----------           -----------

Net sales                                                               $ 111,628             $  91,343
Cost of sales                                                              75,334                66,599
                                                                        ---------             ---------
     Gross profit                                                          36,294                24,744
Operating expenses:
Selling, general, and administrative expenses                              17,544                21,538
Provision for doubtful accounts                                                44                   843
Research and development expenses                                          16,177                14,859
Restructuring and impairment charges                                        6,175                   336
Amortization of intangibles                                                 8,922                 8,708
                                                                        ---------             ---------
                                                                           48,862                46,284
                                                                        ---------             ---------
Operating income (loss)                                                   (12,568)              (21,540)
Other expense (income):
  Interest expense                                                          1,564                 1,664
  Membership interest                                                          --                 2,418
  Loss (gain) on debt retirement                                            4,406               (28,506)
  Loss (gain) on investments                                                  859                   (23)
  (Gain) loss on foreign currency                                               3                  (482)
  Other (income) expense, net                                                (414)                  (57)
                                                                        ---------             ---------
Income (loss) from continuing operations before income taxes              (18,986)                3,446
Income tax expense (benefit)                                                    9                    --
                                                                        ---------             ---------
Net income (loss) from continuing operations                              (18,995)                3,446
Income from discontinued operations                                           339                    --
                                                                        ---------             ---------
  Net income (loss)                                                     $ (18,656)            $   3,446
                                                                        =========             =========

Net income (loss) per common share:
   Basic: Income (loss) from continuing operations                      $   (0.24)            $    0.04
          Income (loss) from discontinued operations                           --                    --
                                                                        ---------             ---------
   Basic: Net income (loss)                                             $   (0.24)            $    0.04
                                                                        =========             =========

   Diluted: Income (loss) from continuing operations                    $   (0.24)            $    0.04
            Income (loss) from discontinued operations                         --                    --
                                                                        ---------             ---------
   Diluted: Net income (loss)                                           $   (0.24)            $    0.04
                                                                        =========             =========

Weighted average common shares:
Basic                                                                      78,829                82,068
                                                                        =========             =========

Diluted                                                                    78,829                83,602
                                                                        =========             =========

                               ARRIS GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                          FOR THE THREE MONTHS
                                                                             ENDED MARCH 31,
                                                                     ---------------------------------
                                                                         2004                 2003
                                                                     (UNAUDITED)           (UNAUDITED)
                                                                     -----------           -----------

Operating Activities:
   Net income (loss)                                                  $ (18,656)            $   3,446
   Adjustments to reconcile net income (loss)
     to net cash provided by (used in)
     operating activities:
      Depreciation                                                        2,881                 6,165
      Amortization of intangibles                                         8,922                 8,708
      Amortization of unearned compensation                               1,049                   444
      Amortization of deferred finance fees                                 232                   943
      Provision for doubtful accounts                                        44                   843
      Gain on disposal of fixed assets                                      (21)                   --
      Loss (gain) on investments                                            859                   (23)
      Loss (gain) on debt retirement                                      4,406               (28,506)
   Changes in operating assets & liabilities, net
    of effects of acquisitions and disposals:
      Accounts receivable                                                (1,562)               10,559
      Other receivables                                                     (44)                1,235
      Inventory                                                           5,163                   203
      Accounts payable & accrued liabilities                              9,248               (17,121)
      Accrued membership interest                                            --                 2,418
      Other, net                                                         (4,720)               (1,294)
                                                                      ---------             ---------
       NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                7,801               (11,980)

INVESTING ACTIVITIES:
   Purchases of property, plant, and equipment                           (1,687)               (1,099)
   Cash paid for acquisition, net of cash acquired                           --                  (458)
                                                                      ---------             ---------
       NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES               (1,687)               (1,557)

FINANCING ACTIVITIES:
   Proceeds from issuance of debt                                            --               125,000
   Redemption of preferred membership interest                               --               (88,430)
   Repurchase and retirement of common stock                                 --               (28,000)
   Payments on capital lease obligations                                     (8)                 (392)
   Payments on debt obligations                                            (263)              (12,370)
   Deferred finance costs paid                                               --                (4,744)
   Proceeds from issuance of stock                                        6,472                   607
                                                                      ---------             ---------
       NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                6,201                (8,329)

       NET INCREASE IN CASH AND CASH EQUIVALENTS                         12,315               (21,866)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                         84,882                98,409
                                                                      ---------             ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                            $  97,197             $  76,543
                                                                      =========             =========

                               ARRIS GROUP, INC.
                      SUPPLEMENTAL EARNINGS RECONCILIATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                                THREE MONTHS ENDED
                                                                                   MARCH 31, 2004
                                                                            ----------------------------
                                                                                             PER DILUTED
                                                                             AMOUNT             SHARE
                                                                            --------         -----------

Net income (loss)                                                           $(18,656)            $(0.24)

Highlighted items:
Amortization of intangibles                                                    8,922              0.11
Loss on debt retirement                                                        4,406              0.06
Severance related to workforce reduction                                         553              0.01
Restructuring charge - consolidation of facilities                             6,175              0.08
Partial recovery of losses with respect to customer in Argentina                (924)            (0.01)
Loss on investments                                                              859              0.01
                                                                            --------           -------

  Total highlighted items                                                     19,991              0.25

                                                                            --------           -------
Net income (loss) excluding highlighted items                               $  1,335           $  0.02
                                                                            ========           =======

Weighted average common shares - diluted                                                        78,829
                                                                                               =======


ARRIS believes that presenting net income (loss) and earnings (loss) per share amounts adjusted for the events described above provides meaningful information which will allow investors to more easily compare ARRIS' financial performance period to period. With respect to the loss on debt retirement, the call for redemption of the Convertible Notes resulted in a non-cash charge due to an interest "make-whole" payment indenture provision attendant to the occurrence of the call prior to the expiration of three years from the issuance of the Convertible Notes. With respect to amortization, the vast majority of the intangibles being amortized relates to two acquisitions for which the amortization will be substantially complete by the end of 2004. Given the magnitude of the amortization and the fact that it will end shortly, identifying it separately provides investors the ability to appropriately factor in their analysis the amount of amortization that will not recur next year. While some of the other events may recur, and there may be similar events that occur as well or instead, these other events tend not to occur on a predictable basis or in predictable amounts. In assessing operating performance and preparing budgets and forecasts, ARRIS' management considers performance after making these adjustments because of their nature and believes that it is helpful to investors to provide them with the same information in order to provide greater transparency and insight into management's analysis. Therefore, ARRIS has provided this information and expects to continue to provide similar information in the future with full schedules reconciling the differences between GAAP and non-GAAP financial measures. As used herein, "GAAP" refers to accounting principles generally accepted in the United States.